Exhibit 99.2

                      LaBRANCHE & CO INC. AND SUBSIDIARIES

                               One Exchange Plaza
                               New York. NY 10006

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, LaBranche & Co Inc. and Subsidiaries has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                               Very truly yours,

                               LaBranche & Co  Inc. and Subsidiaries


                               /s/ Harvey S. Traison

                               Harvey S. Traison
                               Senior Vice President and Chief Financial Officer